Exhibit 99.1

Tech Expert Dr. Bala Ganesh Joins Frontdoor

Board of Directors

Executive brings deep experience in optimizing business through technology and innovation

MEMPHIS, Tenn. — (July 31, 2023) – Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans with about two million members, today announced that its board unanimously approved the election of Dr. Balakrishnan A. Ganesh on July 28 as a director of the company, effective immediately.

“Bala is a very smart, tech savvy, innovation driven executive,” said Bill Cobb, Frontdoor’s chairman and chief executive officer. “He has a wealth of experience in digital transformation, cybersecurity and product development, especially as it relates to supporting company strategy. He is an outstanding addition to our board and I look forward to working with him closely.”

Ganesh is a partner at AKF Partners, which provides technology consulting, technical due diligence and interim technology leadership services.

“I am delighted to be joining Frontdoor’s board. I am deeply familiar with Frontdoor’s business models and technology, and I look forward to helping the company continue the tremendous momentum it’s achieved,” Ganesh said.

Prior to AKF Partners, Ganesh served at United Parcel Service for over 10 years in a variety of roles. Among the highlights, as vice president of engineering, Ganesh managed UPS’s global technology innovation strategy. While in this role, he was recognized by Business Insider as one of the 100 people transforming business. As the VP of advanced technology, Ganesh led UPS’s technology strategy for aerial drones, robotics, sensors, artificial intelligence, and autonomous vehicles. As the VP of advanced analytics and revenue management, he led a team of data scientists and marketers to implement machine learning prediction models for pricing and other functions.

Ganesh holds a PhD in aerospace engineering with a minor in mathematics, and an MBA and a Master of Science in aerospace engineering from the Georgia Institute of Technology. He also holds a Bachelor of Arts from the Indian National Defence Academy.

In addition to Ganesh, the Frontdoor board consists of the following directors:

•	Bill Cobb - Chairman & CEO

•	D. Steve Boland - Member of the nominating and corporate governance committee

•	Anna C. Catalano - Chair of the compensation committee

•	Peter L. Cella - Member of the audit and compensation committees

•	Christopher L. Clipper - Chair of the audit committee

•	Brian P. McAndrews - Lead director and chair of the nominating and corporate governance committee

•	Liane J. Pelletier - Member of the audit and compensation committees

About Frontdoor

Frontdoor is reimagining how homeowners maintain and repair their most valuable asset - their home. As the parent company of two leading brands, we bring over 50 years of experience in providing our members with comprehensive options to protect their homes from costly and unexpected breakdowns through our extensive network of pre-qualified professional contractors. American Home Shield, the category leader in home service plans with approximately two million members, gives homeowners budget protection and convenience, covering up to 23 essential home systems and appliances. Frontdoor is a cutting edge, one-stop-app for home repair and maintenance. Enabled by our Streem technology, the app empowers homeowners by connecting them in real time through video chat with pre-qualified experts to diagnose and solve their problems. The Frontdoor app also offers homeowners a range of other benefits including DIY tips, discounts and more. For more information about American Home Shield and Frontdoor, please visit www.frontdoorhome.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions, and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements, because actual results may vary materially from those expressed or implied. The reports filed by Frontdoor pursuant to United States securities laws contain discussions of these risks and uncertainties. Frontdoor assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review Frontdoor’s filings with the United States Securities and Exchange Commission (which are available on the SEC’s EDGAR database at www.sec.gov and via Frontdoor’s website at investors.frontdoorhome.com).